UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

First California Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

Dear Stockholder:

We cordially invite you to attend the 2012 Annual Meeting of Stockholders. The meeting will be held on Monday, May 7, 2012, at 9:00 a.m. local time at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

We have enclosed the Notice of the 2012 Annual Meeting of Stockholders, the Proxy Statement, the Proxy Card and a postage prepaid return envelope.

At the meeting, stockholders will be asked to vote on the following proposals:

1.    Election of Directors.  To elect eight (8) directors to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and have qualified.

2.     Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.  Shareholder Advisory (Non-Binding) Vote to Approve Executive Compensation. To consider and vote upon a non-binding advisory proposal to approve the Company’s executive compensation (“Say-On-Pay”).

4.  Other Business.  To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

We will also report on our performance in 2011 and answer your questions regarding the Company.

We look forward to seeing you at the meeting.

Sincerely,

Robert E. Gipson	C. G. Kum
Chairman of the Board	President and Chief Executive Officer

FIRST CALIFORNIA FINANCIAL GROUP, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
to be held Monday, May 7, 2012

The Annual Meeting of Stockholders of First California Financial Group, Inc. will be held on Monday, May 7, 2012, at 9:00 a.m. local time at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

At the Annual Meeting we will ask you to consider and act upon the following matters:

1.
Elect eight (8) directors to serve for a term of one year and until their successors are elected and qualified. The persons nominated by the Board of Directors (Richard D. Aldridge, Donald E. Benson, John W. Birchfield, Joseph N. Cohen, Robert E. Gipson, Antoinette T. Hubenette, M.D., C. G. Kum and Thomas Tignino) are described in the accompanying Proxy Statement;

2.	To ratify the appointment of the accounting firm of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To consider and vote upon a non-binding advisory proposal to approve the Company’s executive compensation; and

4.	To transact any other business that may properly be presented at the meeting and at any adjournments or postponements thereof.

If you owned Common Stock of First California Financial Group, Inc. on March 23, 2012, the record date, you are entitled to attend and vote at the Annual Meeting.

By Order of the Board of Directors,

3027 Townsgate Road	Joseph N. Cohen
Suite 300	Corporate Secretary
Westlake Village, CA 91361
April 4, 2012

YOUR VOTE IS VERY IMPORTANT, AND WE ENCOURAGE YOU TO VOTE YOUR PROXY AS SOON AS POSSIBLE. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING, AND YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AND PREFER TO VOTE IN PERSON.

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EXECUTIVE COMPENSATION	22
Summary Compensation Table	22
Grants of Plan-based Awards Table	23
Discussion of Summary Compensation and Grant of Plan-Based Award Tables	25
Holdings of Previously Awarded Equity	28
Option Exercises and Stock Vested Table	29
Pension Benefits Table	30
Potential Payments on Termination and Change in Control	31
Compensation of Directors	33
Certain Relationships and Related Transactions	33

INDEPENDENT PUBLIC ACCOUNTANTS	34
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS	35

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	35

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	35

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS	35

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FIRST CALIFORNIA FINANCIAL GROUP, INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS
to be held Monday, May 7, 2012

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Proxy Statement and Proxy Card?

We sent you this Proxy Statement and the enclosed Proxy Card because you own shares of Common Stock of First California Financial Group, Inc., or First California or the Company. Your proxy is being solicited by the Board of Directors of First California. This Proxy Statement provides you with information that will help you cast your vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed Proxy Card.

When you sign the Proxy Card, you appoint each of John W. Birchfield, and Thomas Tignino, directors of First California, as your representatives at the Annual Meeting (that is, your proxies). Mr. Birchfield and Mr. Tignino will vote your shares at the Annual Meeting, as you have instructed them on your Proxy Card(s). If an issue comes up for vote at the Annual Meeting that is not on the Proxy Card, Mr. Birchfield or Mr. Tignino will vote your shares, under your proxy, in accordance with his judgment.

We first mailed this Proxy Statement, the attached Notice of Annual Meeting and the enclosed Proxy Card on or about April 5, 2012 to all stockholders entitled to vote. Stockholders who owned Common Stock on March 23, 2012 (the record date) are entitled to vote. On the record date, there were 29,249,104 shares of Common Stock outstanding.

We have enclosed our 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC. The 2011 Form 10-K is not to be considered part of the soliciting materials.

What am I voting on?

We ask you to vote on the following proposals:

1.	The election of 8 directors to serve until the 2013 Annual Meeting

2.	Advisory vote to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	Advisory vote to approve the Company’s executive compensation

At the time this Proxy Statement was printed, we knew of no other matters to be acted on by the stockholders at the Annual Meeting.

How do I vote?

You may vote by mail

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed Proxy Card and return it promptly in the envelope provided. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct. If you return a signed Proxy Card but do not provide voting instructions, your shares will be voted “FOR” the election of the nominees for directors identified in this Proxy Statement, and "FOR" the ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

You may vote by telephone or on the Internet

Stockholders can simplify their voting by voting their shares via telephone or the Internet. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on May 6, 2012.

You may vote in person at the Annual Meeting

You may attend the Annual Meeting and vote in person. If you hold your shares in “street name”, you must request a legal proxy from your bank or brokerage firm  in order to vote at the meeting. Otherwise, we cannot count your votes.

May I revoke my proxy?

If you have returned your signed Proxy Card, you may revoke it at any time before it is exercised. You may revoke your Proxy Card in any one of three ways:

•	You may send in another Proxy Card with a later date;

•	You may notify First California’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How will shares I hold in street name be voted?

If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one Proxy Card?

If you have more than one account at the transfer agent and/or with banks or brokerage firms, you will receive separate Proxy Cards for each account. Please sign and return all Proxy Cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 29,249,104 votes may be cast on any matter, subject to cumulative voting for directors.

How many shares do we need to hold the Annual Meeting (what are the quorum requirements)?

Holders of shares representing a majority of our outstanding shares of Common Stock on the record date of March 23, 2012 must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Accordingly, a quorum for our Annual Meeting is stockholders representing 14,624,553 shares.

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present at the meeting, or

•	has properly submitted a Proxy Card.

How many votes do I have?

You have one vote for each share of our Common Stock you own. In the election of directors, you are permitted to “cumulate” your votes.

What is “cumulative voting”?

Cumulative voting is a manner of voting in the election of directors in which each stockholder is entitled to a total number of votes equal to the number of directors to be elected multiplied by the number of votes the stockholder would have on a single matter. The number of votes a stockholder has on a single matter is the number of shares of Common Stock held by the stockholder on the record date. For example, if you hold 1,000 shares of Common Stock you are entitled to 8,000 total votes in the election of directors (8—the number of directors—multiplied by one vote per share of Common Stock, or 8,000 votes). You may use all of your votes for one nominee, or may distribute your votes among two or more nominees as you see fit.

Mr. Birchfield and Mr. Tignino (your proxies) may, in their discretion, cumulate votes with respect to the election of directors for shares with respect to which they have proxies.

How many votes are required for each of the proposals?

Proposal 1: Election of directors

Directors must be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. If you do not vote for a particular nominee, or you withhold authority to vote for a particular nominee on your Proxy Card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2: Ratification of appointment of Moss Adams LLP

An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

Proposal 3: Non-binding advisory proposal to approve the Company’s executive compensation

           Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.

What are the Board's recommendations on how to vote my shares?

The Board of Directors recommends a vote:

•	FOR election as directors the 8 nominees named herein

•	FOR ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012

•	FOR the approval of the non-binding advisory proposal on the Company’s executive compensation

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum.

Proposal 1: Election of Directors

Assuming a quorum is present at the Annual Meeting, abstentions and broker non-votes have no effect on the election of directors.

Proposal 2: Ratification of appointment of Moss Adams LLP

          Assuming a quorum is present at the Annual Meeting, abstentions will have the same effect as votes against such proposal, and broker non-votes will not be counted as votes cast and will have no effect on the voting of this proposal.

Proposal 3: Non-binding advisory proposal to approve the Company’s executive compensation

         Assuming a quorum is present at the Annual Meeting, abstentions will have the same effect as votes against the proposal, and broker non-votes will not be counted as votes cast and will have no effect on the voting of this proposal.

Who will pay for the cost of this proxy solicitation?

We pay to distribute and solicit proxies and we reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses for forwarding proxy materials to stockholders. Our directors, officers and regular employees may solicit proxies in person, through mail, by telephone or through other means. We do not pay those individuals additional compensation for soliciting proxies.

PROPOSAL 1
ELECTION OF DIRECTORS

Our by-laws state that the Board of Directors shall consist of from seven to thirteen members.

Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has nominated all eight of the current directors for re-election. If you re-elect them, they will hold office until the next Annual Meeting and until their successors are duly elected and qualified. Each nominee has indicated that he or she is willing to serve as a director. If any nominee is unable to serve or for good cause will not serve, Mr. Birchfield or Mr. Tignino (your proxies) may vote for another nominee proposed by the Board of Directors or the Board of Directors may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board of Directors may fill the vacancy until the next Annual Meeting and until such time as a successor is duly elected and qualified.

The following information is provided regarding the nominees as of March 31, 2012. All nominees are currently directors of First California and all were duly elected at the 2011 Annual Meeting of Stockholders.  The term “Mergers” used throughout this Proxy Statement refers to the reincorporation merger of National Mercantile Bancorp (or “National Mercantile”) with and into its wholly-owned subsidiary, First California, which was immediately followed by the merger of FCB Bancorp with and into First California, which was completed on March 12, 2007.  The term “the Bank” used throughout this Proxy Statement refers to First California Bank.

Richard D. Aldridge Director since 2007 Age 64
Mr. Aldridge served as the Vice Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. He was employed for 19 years by Weyerhaeuser Company in Longview, Washington, where he was a business manager.  For the past 19 years, Mr. Aldridge has been the President and CEO of B & R Supply, Inc., an industrial tool distributor.  Since 1990, he has held investments in multiple community banks and real estate in Ventura County.  Mr. Aldridge also served as interim Chairman of the Board of FCB Bancorp from 1998 to 1999.  Mr. Aldridge is the brother-in-law of John W. Birchfield.

We believe Mr. Aldridge’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors of FCB prior to the completion of the Mergers, his experience investing in community banks and real estate in geographic areas where we engage in commercial property lending and the experience he has acquired through his leadership roles at B&R Supply, Inc.

Donald E. Benson Director since 2006 Age 81
Mr. Benson served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Benson is Executive Vice President and a director of Marquette Financial Companies, Minneapolis, Minnesota, a financial services holding company (formerly Marquette Bancshares, Inc.). He has served in that position and in predecessor organizations since 1968. Mr. Benson is also a former director of MAIR Holdings, Inc., a commuter airline, and a current director of Babson Capital Corporate Investors, a mutual fund, and Babson Capital Participation Investors, a mutual fund.

We believe Mr. Benson’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors of National Mercantile prior to the completion of the Mergers, his previous experience in the public accounting profession, his extensive experience in the financial services industry and his experience serving on boards and committees of other entities.

John W. Birchfield Director since 2007 Age 60
Mr. Birchfield served as the Chairman of the Board of FCB Bancorp from October 2005 until the completion of the Mergers, and was a director from 1993 until the completion of the Mergers. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company.  Mr. Birchfield is the brother-in-law of Richard D. Aldridge.  Mr. Birchfield currently serves as the Chairman of the Board for First California Bank.

We believe Mr. Birchfield’s qualifications to serve on our Board include his extensive knowledge of the Company and his service on the board of directors prior to the completion of the Mergers, his experience serving on boards and committees of other companies and his knowledge and experience in the real estate industry and knowledge of the markets we conduct business in.

Joseph N. Cohen Director since 2006 Age 66
Mr. Cohen served as a director of National Mercantile from 1998 until the completion of the Mergers. Mr. Cohen has been President of American Entertainment Investors, Inc., a media financing and consulting firm, since February 1996 and a director of Exclusive Media Holdings Limited since 2010.

We believe Mr. Cohen’s qualifications to serve on our Board include his extensive knowledge of the Company and his experience serving on the board of directors of National Mercantile prior to the Mergers, as well as his knowledge of financial markets and knowledge and experience in the financial services industry.

Robert E. Gipson Director since 2006 Age 65
Mr. Gipson served as a director of National Mercantile from 1996 until the completion of the Mergers, and was Chairman of National Mercantile from June 1997 until the completion of the Mergers, and was Chairman of Mercantile National Bank from June 1997 to December 1998. Mr. Gipson is President of Alpha Analytics Investment Group, LLC, a registered investment advisor, and has served in that capacity since its organization in 1998. Mr. Gipson is Of Counsel to the law firm of Gipson Hoffman & Pancione and has been a lawyer with that firm since 1982. Mr. Gipson is also President of Corporate Management Group, Inc., a financial management company, since 1988. Mr. Gipson currently serves as Chairman of the Board for First California.

We believe Mr. Gipson’s qualifications to serve on our Board include his extensive knowledge of the Company and his experience serving on the board of directors of National Mercantile prior to the Mergers as well as his extensive experience in the financial services industry. In addition, Mr. Gipson’s background as a Chartered Financial Analyst, a member of the CFA Institute and a lawyer provide a unique perspective to the Board.

Antoinette T. Hubenette, M.D. Director since 2006 Age 63
Dr. Hubenette served as a director of National Mercantile from 1998 until the completion of the Mergers. Dr. Hubenette was President and a director of Cedars-Sinai Medical Group, Beverly Hills, California (formerly Medical Group of Beverly Hills), a physicians’ medical practice group, from 1994 to 2000. She has been a practicing physician since 1982. She continues in part-time practice of general internal medicine. Dr. Hubenette has served as a director of The Ensign Group, a long-term medical care company, since 2004.

We believe Dr. Hubenette’s qualifications to serve on our Board include her extensive knowledge of the Company and her experience serving on the board of directors of National Mercantile prior to the Mergers, as well as her experience serving on the boards and committees of other companies and the experience she acquired through her leadership roles at Cedars-Sinai Medical Group, Beverly Hills.

C. G. Kum Director since 2007 Age 57
C. G. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. Over the years, he has held management positions in corporate lending, special assets and credit administration with banks in Colorado and California.

Mr. Kum has been our President and Chief Executive Officer since 2007 upon the completion of the Mergers. Mr. Kum also serves as the President and Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) and has since September 1, 1999. Under his leadership, the Bank has grown from two branches and $100 million in total assets to 19 branches and $1.8 billion in total assets. He is a graduate of University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He is a past president of the board of directors of Community Bankers of California. Mr. Kum currently serves on the government relations council for the American Bankers Association and is a board member of the California Bankers Association and Ventura County Council, Boy Scouts of America.

We believe Mr. Kum’s qualifications to serve on our Board include his more than 30 years of experience in the banking industry. In addition, his day to day leadership, as President and Chief Executive Officer of the Bank, provide him with intimate knowledge of our operations and the markets we conduct business in.

Thomas Tignino Director since 2007 Age 64
Mr. Tignino served as a director of FCB Bancorp from January 2006 until the completion of the Mergers. Mr. Tignino is the founder and managing partner of Tignino & Lutz LLP, a multi-service accountancy firm established in 1980. His firm specializes in audit, tax planning and compliance, estate planning and investment review. Mr. Tignino also served as a director of Los Robles Bank from 1988 to 2001. Mr. Tignino is a CPA, MBA and is a member of the AICPA tax division. Mr. Tignino currently serves as Vice Chairman of the Audit Committee of the Board.

We believe Mr. Tignino’s qualifications to serve on our Board include his knowledge of the Company and his extensive experience with financial accounting matters as a practicing Certified Public Accountant. In addition, Mr. Tignino serves as the “audit committee financial expert” of the Audit Committee of the Board, as that term is defined in SEC Regulation S-K.

The Board of Directors unanimously recommends a vote “FOR” the election of the Board of Directors’ nominees.

CORPORATE GOVERNANCE; BOARD COMMITTEES

Director Independence

First California has identified as independent directors the following individuals currently serving on its Board of Directors: directors Aldridge, Benson, Birchfield, Cohen, Gipson, Hubenette and Tignino. In making this determination, First California applied Rule 5605(a)(2) of the Nasdaq Marketplace Rules. First California’s Board of Directors has an audit committee, compensation committee and governance and nominating committee. First California has determined that the independent directors identified above also qualify as independent members of its audit, compensation and governance and nominating committees and fulfill the independence requirements in connection with the nomination of directors in accordance with Rule 5605 of the Nasdaq Marketplace Rules. Mr. Kum is also a member of the Board of Directors of First California but, as the President and Chief Executive Officer of First California, he is not “independent.”

In making these determinations of independence, First California considered applicable Nasdaq Marketplace Rules and, with respect to members of its audit committee, SEC rules. In addition, with respect to Mr. Benson, First California considered employment relationships with affiliates of one of First California’s largest stockholders.

Board Leadership Structure and Risk Oversight

The Board is comprised of eight directors, seven of whom are independent directors, and Mr. Kum, our President and Chief Executive Officer.  One of our independent directors, Mr. Gipson, serves as our non-executive Chairman of the Board.  The Company believes that its largely independent Board provides useful oversight and allows the Board to fulfill its duties effectively.  The Company believes that it is beneficial to separate the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, in consultation with the Chief Executive Officer, sets the agenda for the Board meetings and presides over meetings of the Board.  In addition, the Company believes that the separation of the roles provides a more effective monitoring and objective evaluation of the Chief Executive Officer’s performance.  The separation of the roles also allows the Chairman of the Board to strengthen the Board’s independent oversight of the Company’s performance and governance standards.

The Board has delegated primary responsibility for overseeing risk management for the Company to the Audit Committee of the Board of Directors. On a quarterly basis, the Company’s Chief Audit Executive/Chief Risk Officer provides a comprehensive risk report to the Audit Committee of the Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing risk management for the Company. Additionally, at least quarterly, the full board receives a report from the chairman of the Audit Committee covering the topics discussed at the Audit Committee meetings. The full board also engages in periodic discussions with the Chief Audit Executive/Chief Risk Officer, Chief Executive Officer, Chief Financial Officer/Chief Operating Officer, Chief Credit Officer and other company officers as the Board may deem appropriate related to risk management. In addition, each committee of the Board has been assigned oversight responsibility for specific areas of risk and risk management. The committees consider risks within their areas of responsibility; for instance, the Compensation Committee considers risks that may result from changes in compensation programs.

The Chief Audit Executive/Chief Risk Officer is responsible for management of the internal audit, risk management and compliance programs of the Company. The Chief Audit Executive/Chief Risk Officer reports directly to the Audit Committee of the Board of Directors and indirectly reports to the Chief Executive Officer for administrative purposes.

The Company believes that the foregoing structure and practices, when combined with the Company’s other governance policies and procedures, function extremely well in strengthening Board leadership, fostering cohesive decision-making at the Board level, improving problem solving and enhancing strategy formulation and implementation.

Board and Board Committees; Meetings

The Board of Directors met 13 times during fiscal year 2011.  All directors attended at least 75% of all meetings of the Board of Directors and Board Committees on which he or she served in 2011.

The following information is provided regarding certain standing Committees of the Board of Directors during 2011.

Audit Committee

The Audit Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers.  The Audit Committee’s current charter was approved by the Board of Directors on January 25, 2012. The Audit Committee charter is available on our website at www.fcalgroup.com. The Audit Committee consists of directors Birchfield (Chair), Benson, Cohen, Gipson and Tignino. The Board of Directors has determined that all of the members of the Audit Committee are “independent” in accordance with applicable Nasdaq Marketplace Rules and SEC rules. The Board of Directors has also determined that Thomas Tignino is an “audit committee financial expert” as that term is defined in SEC Regulation S-K.

First California’s Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions, as well as those of First California’s subsidiaries.

The Audit Committee held nine meetings during 2011.

Compensation Committee

The Compensation Committee of the Board of Directors was formed on March 12, 2007 upon completion of the Mergers.  The Compensation Committee’s current charter was approved by the Board of Directors on January 25, 2012. The Compensation Committee charter is available on our website at www.fcalgroup.com. The members of the Compensation Committee are: directors Aldridge, Benson (Chair) and Hubenette, none of whom are executive officers of First California. The Board of Directors has determined that all members of the Compensation Committee are “independent” in accordance with applicable Nasdaq Marketplace Rules.

The Compensation Committee recommends to the Board of Directors all elements of compensation for the executive officers and exercises the Board of Directors’ authority with respect to the implementation and administration of the executive compensation programs and policies of First California. The Compensation Committee also administers the restricted stock and stock option plans of First California.  The Compensation Committee consults with C. G. Kum, First California’s President and Chief Executive Officer, on compensation matters. The Compensation Committee engaged Pearl, Meyers & Partners to conduct a review of director compensation at peer companies. Pearl, Meyers & Partners was not paid any fee in connection with this review.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee.

The Compensation Committee held four meetings during 2011.

Governance and Nominating Committee

The Governance and Nominating Committee of the Board of Directors, or the GNC, was formed in March 2009.  The GNC operates under its current charter which was approved by the Board of Directors on February 28, 2011. The GNC’s charter is available on our website at www.fcalgroup.com. The members of the GNC are: directors Cohen, Hubenette (Chair) and Tignino, none of whom are executive officers of First California. The Board of Directors has determined that all members of the GNC are “independent” in accordance with applicable Nasdaq Marketplace Rules.

Nominations Process

The GNC considers and develops governance standards for First California and establishes the requirements and qualifications for members of the Board.  The GNC, in consultation with the Chief Executive Officer and the Chairman, also recommends candidates for nomination and election to the Board of Directors of First California and to the Board of Directors of First California Bank.

In identifying and recommending nominees for positions on the Board of Directors, the GNC places primary emphasis on the criteria set forth under “Selection of Directors - Criteria” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; and (6) the ability and skill set required and other relevant experience.  The GNC periodically reviews the effectiveness of its policy for director nominations and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity.

The GNC does not set specific, minimum qualifications that nominees must meet in order for the GNC to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of First California and the composition of the Board of Directors. Members of the GNC may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates.

First California’s by-laws state that nominations for the election of individuals to the Board of Directors may be made by the Board of Directors or by any holder of our voting stock. Nominations, other than those made by the Board of Directors, must be made in writing. If a stockholder wishes to make such nominations, notice must be received by the Corporate Secretary of First California no less than 90 nor more than 120 days prior to the first anniversary date of the Annual Meeting for the preceding year. Any stockholders wishing to make a nomination to the Board of Directors must deliver a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of our stock owned by each proposed nominee, as reported to the nominating stockholders by such nominee(s), the information regarding each such nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC, each such nominee’s signed consent to serve as a director of the Company if elected, and the nominating stockholders’ name and address and the number and class of all shares of each class of First California’s stock owned by the nominating stockholder.  The Board may require any proposed nominee to furnish such other information as the Board may reasonably require in determining whether the proposed nominee(s) would be considered “independent” under the various rules and standards applicable to First California. If nominations to the Board of Directors are not made as outlined above, the Chairman of the meeting may disregard the nominations and instruct the inspectors of election to disregard all votes cast for such nominees.

The GNC held two meetings in 2011.

Director Attendance at Annual Meetings

The Board’s policy regarding director attendance at annual meetings of stockholders is that directors are required to attend.  All of the directors attended the annual meeting of stockholders in 2011.  First California does not reimburse directors for expenses related to attendance at annual meetings of stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent First California Financial Group, Inc. specifically incorporates this Report by reference therein.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of First California Financial Group, Inc. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in our Annual Report on Form 10-K filed with the SEC.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accountants are responsible for auditing those financial statements.

The Audit Committee’s responsibility is to monitor and review these processes and procedures. The Audit Committee has relied on the information provided and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with generally accepted accounting principles. The Audit Committee also relies on the opinions of the independent public accountants on the consolidated financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its consultations and discussions with management and the independent public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

The Audit Committee met and discussed with the independent public accountants the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61, as currently in effect. In addition, the Audit Committee has discussed with the independent public accountants their independence from the Company and has received the written letter from the independent public accountants as required by Public Company Accounting Oversight Board (PCAOB)  Rule 3526 (Communication with Audit Committees Concerning Independence) and the SEC.

The Audit Committee also met and discussed with the independent public accountants issues related to the overall scope and objectives of the audit, the Company’s internal controls and critical accounting policies, and the specific results of the audit. Management was present at all or some part of each of these meetings. Lastly, the Audit Committee met with management and discussed the engagement of Moss Adams LLP as the Company’s independent public accountants.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year 2011 filed with the SEC.

March 15, 2012

AUDIT COMMITTEE

John W. Birchfield, Chairman Donald E. Benson
Joseph N. Cohen
Robert E. Gipson
Thomas Tignino

PROPOSAL 2
RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            The Company engaged the independent registered public accounting firm of Moss Adams LLP as our principal independent auditor to audit our financial statements for the fiscal years ended December 31, 2010 and 2011, and the Board of Directors, upon recommendation of its Audit Committee, has ratified the appointment of Moss Adams LLP to serve as its independent auditor for the fiscal year ending December 31, 2012.  Representatives of Moss Adams LLP will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

             We are asking our stockholders to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.  Although ratification is not required by our by-laws or otherwise, the Board is submitting the appointment of Moss Adams LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent auditor and as a matter of good corporate practice.  In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Moss Adams LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

         We are including a non-binding, advisory vote to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement. While we are not currently required to conduct this vote under applicable law, we believe strongly in the importance of providing shareholders with an opportunity to communicate their views.

        As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

         This proposal, commonly known as a “say-on-pay proposal”, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program.  Accordingly, stockholders of the Company are being asked to approve, on an advisory basis, the following resolution:

      “RESOLVED, that the stockholders of First California Financial Group, Inc. hereby approve the compensation of executive officers as described under the heading “Executive Compensation,” including the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure, in this Proxy Statement.”

         This vote will not be binding on the Board of Directors and will not be construed as overruling a decision by the Board nor will it create or imply any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

          In voting to approve the above resolution, stockholders may vote “FOR” the resolution, “AGAINST” the resolution or “ABSTAIN” from voting.  This matter will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote.  On this matter, abstentions will have the same effect as votes against the proposal. The Board of Directors believes that the compensation practices of the Company are designed to accomplish the objectives of the Compensation Committee’s compensation philosophy, and are appropriately aligned to the long-term success of the Company and the interests of its stockholders.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Named Executive Officers.

INFORMATION ABOUT FIRST CALIFORNIA
COMMON AND PREFERRED STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table provides information as of March 31, 2012 regarding our Common Stock and our Series A Convertible Perpetual Preferred Stock, or Series A Preferred Stock, owned by: (i) each person we know to beneficially own more than 5% of the outstanding Common Stock or outstanding Series A Preferred Stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement; and (iv) all of our executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, to our knowledge each person identified in the table has sole voting and investment power with respect to the shares shown as beneficially owned. The Series A Preferred Stock is included in the table below; however, the Series A Preferred Stock is not entitled to vote at the Annual Meeting.

The Company also has issued and outstanding 25,000 shares of Cumulative Perpetual Preferred Stock, Series C, or Series C Preferred Stock.  All of the Series C Preferred Stock was issued to the United States Department of the Treasury, or the Treasury, on July 14, 2011 in connection with the Company's participation in the Small Business Lending Fund Program, or SBLF.  The Treasury is the beneficial owner of 100% of the issued and outstanding shares of Series C Preferred Stock, and therefore, no further disclosure with respect to the Series C Preferred Stock is contained in the table below.  The Series C Preferred Stock is not entitled to vote at the Annual Meeting.

Except as indicated, the address of each person listed below is c/o First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

Name of Beneficial Owners	Amount of Beneficial Ownership of Common Stock (1)	Approximate Percentage of Outstanding Shares	Amount of Beneficial Ownership of Series A Preferred Stock (2)	Approximate Percentage of Outstanding Series A Preferred Stock (2)

Directors and Executive Officers:
Richard D. Aldridge(3)(4)	1,426,095	4.88%	0	*
Donald E. Benson(5)	92,814	*	0	*
John W. Birchfield(4)(6)	1,476,431	5.05%	0	*
Joseph N. Cohen(7)	32,688	*	0	*
Robert E. Gipson(7)	62,846	*	0	*
Antoinette T. Hubenette(7)	20,063	*	0	*
Thomas Tignino(7)	30,433	*	0	*
C. G. Kum(8).	504,327	1.72%	0	*
Romolo Santarosa(9)	235,357	*	0	*
Bradley Brown(10)	60,000	*	0	*
Gilbert Dalmau(11)	20,000	*	0	*
William Schack(12)	131,557	*	0	*
All directors and executive officers as a group (12 persons)(13)	3,585,919	12.26%	0	*

Greater than 5% stockholders not listed above:
James O. Pohlad(14)	1,066,107	3.64%	334	33.4%
Robert C. Pohlad(14)	1,066,107	3.64%	333	33.3%
William M. Pohlad(14)	1,066,107	3.64%	333	33.3%
Total Pohlad Family	3,198,321	10.93%	1,000	100%

*	Represents less than 1%.

(1)
Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of March 31, 2012 and shares of restricted Common Stock are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the liquidation preference of $1,000 and any accumulated dividends thereon, divided by 5.63.

(3)
This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee and 180,982 shares held by the Aldridge Family Trust of which Richard D. Aldridge is the sole trustee.  Includes 8,057 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013.

(4)
This figure includes 506,692 shares held in entities for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 506,692 shares are held as follows: 300,000 shares are held by Banyon LLC, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.

(5)
This figure includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013.  64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.

(6)
This figure includes 66,234 shares held by the Shane O. Birchfield Trust, 43,893 shares held by the Garrett W. Birchfield Trust and 180,981 shares held by the John W. Birchfield Trust of which John W. Birchfield is the sole trustee. This figure also includes 8,057 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal installments beginning on February 25, 2010,  3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013.

(7)
Includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vest in three equal annual installments beginning on January 25, 2013.

(8)  Includes 128,981 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options, 13,805 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010, 150,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012 and 150,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.

(9) Includes 44,887 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options, 5,485 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010, 90,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012 and 90,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.

(10) Includes 10,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012 and 50,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.

(11) Includes 20,000 shares of restricted Common Stock which vest in three equal annual installments beginning on July 20, 2012.

(12) Includes 8,392 shares that may be acquired within 60 days of March 31, 2012 upon exercise of stock options, 3,165 shares of restricted Common Stock which vest in five equal annual installments beginning February 25, 2010, 60,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012 and 60,000 shares of restricted Common Stock which vest in three equal annual installments beginning March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.

(13) The 506,692 shares beneficially owned by each of Richard D. Aldridge and John W. Birchfield, in their capacities as co-trustees of the entities discussed in footnote (4) above, are included only once for purposes of this figure.

(14) The business address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC.  Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of the copies of such reports received by the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with and filed in a timely manner during 2011.

EXECUTIVE OFFICERS

Executive Officers

The table below sets forth our current executive officers, their ages as of March 31, 2012, and their positions.

Name	Age	Position

C. G. Kum	57	Director, President and Chief Executive Officer of the Company and the Bank
Romolo Santarosa	55	Senior Executive Vice President, Chief Operating Officer/Chief Financial Officer of the Company and the Bank
William Schack	50	Executive Vice President and Chief Credit Officer of the Bank
Bradley R. Brown	47	Executive Vice President and Chief Audit Executive/Chief Risk Officer of the Bank
Gilbert Dalmau	55	Executive Vice President and Chief Banking Officer of the Bank

As used throughout this Proxy Statement, the term “executive officer” means our President and Chief Executive Officer, our Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer, our Executive Vice President and Chief Audit Executive/Chief Risk Officer, our Executive Vice President and Chief Credit Officer and our Executive Vice President, Chief Banking Officer. Our Chairman of the Board, Corporate Secretary and other Vice Presidents are not executive officers.

Biographical Information Regarding Our Executive Officers

C. G. Kum, Director, President and Chief Executive Officer. Mr. Kum has been our President and the Chief Executive Officer since 2007 upon completion of the Mergers. Mr. Kum also serves as the President and Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) and has since September 1, 1999. Prior to First California Bank, Mr. Kum served as Executive Vice President and Chief Credit Officer of City Commerce Bank from 1993 until 1999. Prior to City Commerce Bank, Mr. Kum served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. From 1984 until 1987, Mr. Kum served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado. He was President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year 2005-06. He is a graduate of the University of California at Berkeley and received his Master’s Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking.

Romolo Santarosa, Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer. Mr. Santarosa has been our Chief Financial Officer since 2007 upon completion of the Mergers. Mr. Santarosa became our Chief Operating Officer in March 2011. Prior to the Mergers, Mr. Santarosa joined First California Bank in November 2002 as a member of Executive Management responsible for finance, accounting, investor relations, technology and bank operations. Prior to First California Bank, Mr. Santarosa served as chief financial officer or controller for several Southern California-based banks and bank holding companies, as controller for a New England-based bank and bank holding company and as a senior audit manager for a New York-based international public accounting firm. Mr. Santarosa is a certified public accountant in New York and Connecticut. In addition, he is a member of the American Institute of CPA’s, the California State Society of CPA’s, a Director of Data Center, Inc., a full-service bank technology company and a member of the City of Rancho Palos Verdes, California Finance Advisory Committee. Mr. Santarosa is a graduate of Ithaca College.

Bradley R. Brown, Executive Vice President and Chief Audit Executive/Chief Risk Officer.  Mr. Brown has been our Executive Vice President and Chief Audit Executive/Chief Risk Officer since March 2010. Prior to joining First California Bank, Mr. Brown served as Executive Vice President and Chief Audit Executive and Chief Risk Officer of Pacific Capital Bancorp since 2008 and prior to that position served as its Senior Vice President and Director of Internal Audit from 1999 to 2008. Mr. Brown received his bachelor’s degree in business administration from University of Wisconsin-Eau Claire and is a graduate of the BAI Graduate School of Banking and the ABA Graduate School of Compliance Management. Mr. Brown is a Certified Internal Auditor, Certified Bank Auditor, Certified Financial Services Auditor and a Certified Risk Professional.

Gilbert J. Dalmau, Executive Vice President and Chief Banking Officer. Mr. Dalmau has been our Executive Vice President and Chief Banking Officer since July 2011. Prior to then, from 2006 through 2010, he served as President and CEO at Americas United Bank in Glendale, California. Mr. Dalmau received his bachelor’s degree in business administration/accounting from California State University, Northridge.

William Schack, Executive Vice President and Chief Credit Officer.  Mr. Schack has been our Chief Credit Officer since 2009 and was promoted to executive vice president in 2011. Prior to that position, Mr. Schack served as managing director and deputy chief credit officer of Imperial Capital Bank. Prior to Imperial Capital Bank, Mr. Schack served at First Bank of Beverly Hills, where he was ultimately promoted to the position of chief operating officer and chief financial officer. Prior to serving at First Bank of Beverly Hills, he held various management positions at First Los Angeles Bank and Western Federal Savings Bank. Mr. Schack received his bachelor’s degree from the University of California, Los Angeles, and his MBA from the University of Southern California.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee on Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent First California Financial Group, Inc. specifically incorporates this Report by reference therein.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below as required by Item 402 of Regulation S-K promulgated under the Exchange Act. The Compensation Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in this Proxy Statement for the Company’s Annual Meeting to be held on May 7, 2012.

April 2, 2012

COMPENSATION COMMITTEE

Donald E. Benson, Chairman Richard D. Aldridge
Antoinette T. Hubenette

COMPENSATION DISCUSSION AND ANALYSIS

 Compensation Philosophy and Objectives

The principal objectives of our compensation policies and executive compensation programs are to attract and retain high caliber executives who are critical to our long-term success, to provide a total compensation package in a cost effective manner, and to encourage management ownership of our stock while maximizing return on shareholders’ equity. We provide a comprehensive compensation package comprised of base salary, an annual cash incentive plan, a long-term equity compensation plan and health and welfare benefits. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as employee compensation at all other levels throughout our organization.

Our compensation program is designed to reward employees for meeting our corporate objectives. Our goal is to have a level of earnings growth and a return on equity consistent with enhancing shareholder value. These elements are at the core of our cash-based bonus program. The compensation committee believes that our compensation programs are effective in furthering our objectives of attracting, retaining and motivating the best qualified officers and ultimately will serve to increase our profitability and maximize shareholder value.

Role of the Compensation Committee

Our compensation committee is a standing committee appointed by our Board of Directors to oversee our compensation and employee benefit plans and practices, including our executive compensation plans, our incentive compensation and equity-based plans. The compensation committee’s authorities and responsibilities are set forth above under “CORPORATE GOVERNANCE; BOARD COMMITTEES.”

Role of the Executives in Compensation Determinations

In determining the appropriate compensation levels for our named executive officers (other than the Chief Executive Officer), the compensation committee meets outside the presence of all executive officers, other than, as requested by the Committee, our Chief Executive Officer. Our Chief Executive Officer makes recommendations to the compensation committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our named executive officers (other than our Chief Executive Officer). Only the compensation committee members, who are all independent, vote upon decisions regarding executive compensation.

With respect to the compensation of our Chief Executive Officer, the compensation committee meets outside his presence and the presence of all our executive officers. The Chief Executive Officer provides recommendations to the compensation committee regarding his own compensation. The compensation committee discusses the Chief Executive Officer’s compensation with him, but conducts final deliberations and all votes regarding the recommendation of his compensation to the Board of Directors in an executive session, without the Chief Executive Officer present. The compensation committee bases any changes in the Chief Executive Officer’s compensation on a variety of factors, including but not limited to Company performance, achievement of Company objectives and periodic market reviews.

Components of Compensation

The Company compensates its executive officers in three ways: base salary, annual cash bonus opportunity and periodic grants of time-based and performance-based restricted stock. The compensation committee has not established a policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the compensation committee undertakes a subjective analysis to determine the appropriate level and mix of compensation in order to link a substantial portion of executive compensation to the financial strength, long-term profitability and risk management of the Company, align the interests of our executive officers with the interests of our stockholders and to retain highly competent executives. The compensation committee reviews at least annually all components of compensation payable to the CEO and the other executive officers, in terms of current compensation, long-term and incentive compensation, perquisites and payouts upon or following a change in control of the Company, to ensure that the compensation program is meeting the goals of the Company’s compensation philosophy described above. In determining each component of compensation, the total compensation package of each named executive officer is considered.

Base Salary – This is fixed cash compensation that reflects each executive’s position, experience, individual performance, responsibilities, and expertise. Each executive officer is eligible for an annual increase in base salary, which, if increased, generally takes effect during the month of January. The compensation committee does not tie its base salary decisions to any particular benchmarks, formulas, measurements or criteria, but the compensation committee considers the Company’s performance, individual executive performance, and compensation levels paid by comparable financial institutions, and may refer to analyses and guidance from consultants during the annual review process. Although the base salary component of our compensation package for each executive officer is competitive with companies of similar size to us and with comparable operating results within the banking industry, our compensation committee relies less on base salary and more on annual cash incentives and long-term stock-based incentives to reward executives.

Annual Cash Incentives – We maintain an incentive bonus plan which is designed to provide an incentive to our executives to meet a minimum amount of earnings which helps us meet our overall strategic objectives. Annual cash incentives are designed to supplement the base salary so as to bring the total compensation of our named executive officers to a level that is competitive in the industry. This helps us attract and retain highly qualified executives.

The compensation committee determines annual cash incentives in two stages. First, the compensation committee determines whether we have met the net income requirement necessary to establish a bonus pool for the current year under consideration. Second, if a bonus pool exists, the compensation committee considers the appropriate allocation of the total amount in the bonus pool among our executive officers, other officers and other employees. The Company’s net income, inclusive of the bonus pool amount, must be equal to or greater than 85 percent of the Company’s Board-approved Profit Plan net income for the year under consideration in order for a bonus pool to be established. The amount of the bonus pool allocated to each employee is first calculated based on the product of the individual employee’s performance rating times the applicable bonus percentage based on the level of Profit Plan net income achieved. An employee’s performance rating considers, among other things and where applicable, the level of loan delinquencies, loan charge-offs and classified loans, the level of operating losses and the findings and ratings from our internal auditors, external auditors or bank examiners. For example, an employee rated 3.00 to 3.49 would receive a cash incentive of 15 percent of their base salary if the Company achieves 100 percent of the Profit Plan net income. The cash incentive percentage would decrease to 13.50 percent (15 percent times 90 percent) of base salary if the Company achieves 90 percent of the Profit Plan net income and would increase to 16.50 percent (15 percent times 110 percent) of base salary if the Company achieves 110 percent of the Profit Plan net income. Should the Company exceed 115 percent of the Board-approved Profit Plan net income the applicable bonus percentage will not exceed 115 percent. Once these calculations are performed, the executive officers may apply adjustments to the calculated amounts to determine the final amounts to be paid to the employees. These adjustments may be to prorate an amount for employees with the Company less than a year, may be based on the achievement of the individual employee’s goals and may be for other considerations. In any compensation year in which there is a significant acquisition which has not been factored into the Board-approved net income amount for such fiscal year, the annual cash incentive targets will be adjusted as appropriate to enable the incentive compensation payout to match the expectations of the Board. In 2011, the San Luis Trust Bank acquisition did not meet the definition of a significant acquisition as defined in the incentive plan. However, the $21 million after-tax bargain purchase gain related to this transaction, as discussed in Note 3 of our Consolidated Financial Statements included in our 2011 Form 10-K, contributed to 2011 net income exceeding the 115 percent Profit Plan net income threshold and greatly impacted the 2011 cash incentive plan calculations and equity incentive grants. The Chief Executive Officer’s annual cash incentives are calculated in accordance with his employment agreement – see “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables” below.

Stock-Based Compensation – Long-term stock-based incentives encourage equity ownership by the named executive officers which aligns the interests of the officers with the long-term performance objectives of our shareholders and enhances our ability to attract and retain highly qualified executives on a basis consistent with industry practices.

Our 2007 Omnibus Equity Incentive Plan, as amended on May 26, 2011, or 2007 Plan, permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units. To date we have only granted stock options and restricted stock under the 2007 Plan. Our 2007 Plan aligns the interests of key employees, including the named executive officers, with those of our shareholders. We provide our named executive officers with an incentive to achieve superior performance by granting them long-term incentives to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant or, alternatively, restricted stock grants that vest over a certain number of years of service or vest if certain annual performance criteria are met.

The compensation committee administers our 2007 Plan. The compensation committee has the authority to select the key employees eligible for the incentive awards. The compensation committee does not utilize any performance goals in determining the number of stock-based incentive awards to be granted. In determining the number and mix of stock-based incentive awards to be awarded in 2011, the compensation committee considered: (i) the number and current status of incentive awards previously granted to an executive officer, (ii) its own analysis of that employee’s contribution to the Company, including an assessment of the employee’s responsibilities, (iii) the number of incentive awards granted to executives with similar responsibilities at our peer banks and bank holding companies, (iv) the projected percentage such incentive compensation would constitute of each executive’s overall compensation, (v) the executive’s contributions expected toward the strategic growth, financial strength, risk management and profitability of the Company and (vi) the significant level of 2011 net income above the Board-approved Profit Plan net income.

All of the stock-based incentives granted to the named executive officers in 2011were in the form of restricted stock. We have not granted stock options to the named executive officers since 2009. The compensation committee takes into account the degree to which a grant of restricted stock versus stock options will incentivize its executives. The compensation committee believes granting restricted stock results in a more realizable value to its executives, thereby serving as a more effective incentive tool. The restricted stock grants in 2011 were a mix of time-based awards which vest in three equal annual installments in March 2012, 2013 and 2014 and performance-based awards which vest in three equal annual installments in March 2012, 2013 and 2014 provided that certain performance criteria are achieved with respect to the fiscal year ending immediately prior to the applicable vesting date. Failure to achieve the performance criteria will result in forfeiture of the shares of restricted stock subject to the applicable vesting date. The performance criteria, which were that (i) the Company achieved 85 percent or more of the net income goal established by the Board of Directors for the preceding fiscal year, and (ii) the Company’s Bank subsidiary’s asset quality as measured by the ratio of classified assets (excluding assets covered by shared-loss agreements with the FDIC) to Tier 1 capital plus the allowance for credit losses on loans and unused commitments was 50 percent or less as of the preceding fiscal year-end, were achieved. The performance criteria for the award vesting in March 2012 were achieved.

   Awards of long-term stock-based incentives in the form of restricted stock grants to our named executive officers and other executive officers generally occur during the first quarter along with the formal evaluation of such executive’s total compensation. Additionally, grants may also coincide with the hiring of an individual, promotions or the vesting of a previous grant.

401(k) Plan – Our 401(k) plan primarily provides retirement benefits to all eligible employees, including our named executive officers, by allowing the deferral of a portion of their compensation. We currently have no tax-deferred investment alternatives for our executive officers other than the 401(k) plan.

Change in Control Agreements – To ensure the continuity of management in the event of a change in control, a few of our current named executive officers entered into a change in control agreement or, in the case of our Chief Executive Officer, has change of control features incorporated into his existing employment agreement and salary continuation agreement. To receive benefits under the change of control agreements, there must be a change of control of the Company or Bank, and the executive’s employment must terminate (whether by the successor company without cause or by the employee himself for good reason) within one year of the occurrence of that change in control. The compensation committee believes that this trigger helps ensure successful integration in a change in control and allows the executive officer to focus on the successful completion of the transaction without distraction. Additionally, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change of control. For further information regarding these change in control provisions, see “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables” below. Payments under these change in control agreements did not influence the compensation committee’s decisions with respect to other aspects of the named executive officers’ compensation since the compensation committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value. The Company’s plans and agreements do not contain any excise tax gross-up provisions.

Other Compensation – Our named executive officers participate in our broad-based employee benefit plans, such as medical, dental and supplemental disability and term life insurance programs. All of the named executive officers received an automobile allowance. Mr. Kum and Mr. Santarosa receive benefits related to salary continuation agreements. The total amounts of these items are reflected in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. Mr. Kum, Mr. Santarosa and Mr. Sahakian receive benefits related to split dollar life insurance policies. The total amounts of these items are reflected in the “All Other Compensation” column of the Summary Compensation Table. The compensation committee believes that these items enhance the effectiveness of our named executive officers and are consistent with industry practices in comparable banking companies. The compensation committee regularly reviews the perquisites we provide.

Tax Deductibility and Executive Compensation

           Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our named executive officers to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The compensation committee has considered the impact of this tax code provision, and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m). The compensation committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation programs. Equity grants under our 2007 Plan and amounts paid pursuant to our incentive bonus plan are designed generally to satisfy the deductibility requirements of Section 162(m).

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid for services received by our named executive officers for the last three fiscal years ended December 31, 2011, 2010 and 2009 (or such shorter period of time such executives have been serving us).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings($)(2)	All Other Compensation ($)(3)	Total ($)
C. G. Kum, President and Chief Executive Officer	2011	$497,213		-	$1,125,000	-	$750,000	(6)	$109,832	$39,322	$2,521,367
	2010	$433,125		-	-	-	-		$67,602	$34,470	$535,197
	2009	$432,266		-	$68,059	$68,450	-		$58,805	$39,913	$667,493
Romolo Santarosa, Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer	2011	$282,453		-	$675,000	-	$213,000		$40,180	$30,676	$1,241,309
	2010	$246,881		-	-	-	-		$29,842	$25,047	$301,770
	2009	$246,391		-	$27,041	$27,039	-		$26,352	$25,320	$352,143
William Schack, Executive Vice President and Chief Credit Officer	2011	$224,175		-	$450,000	-	$169,000		-	$17,981	$861,156
	2010	$196,000		-	-	-	-		-	$16,055	$212,055
	2009	$180,917		-	$15,603	$29,692	-		-	$14,644	$240,856
Bradley Brown, Executive Vice President and Chief Audit Executive/Chief Risk Officer	2011	$188,326		-	$225,000	-	$94,235		-	$18,260	$525,821
	2010	$133,176	(4)	-	-	-	-		-	$10,880	$144,056
Gilbert Dalmau, Executive Vice President and Chief Banking Officer	2011	$101,442	(5)	$20,000	$75,000	-	-		-	$6,788	$203,230
Edmond Sahakian, Executive Vice President and Branch Administrator	2011	$205,000		-	$375,000	-	$3,575		-	$20,901	$604,476
	2010	$205,000		-	-	-	-		-	$20,104	$225,104
	2009	$193,292		-	$20,706	$20,701	-		-	$19,564	$254,263

(1)
Amounts shown in this column were granted and earned in the same year, except for the 2009 amounts which were granted in 2009 but in respect of the preceding year. The amounts shown in this column represent the fair value of stock and option awards issued during the year(s) shown. The assumptions made in calculating these values are disclosed in Note 18 of our Consolidated Financial Statements included in our 2011 Form 10-K. The vesting terms and performance criteria related to these grants are disclosed elsewhere within this Proxy Statement.

(2)
This column includes the total annual change in the accrued liability balance established with respect to the benefit obligation associated with the post-retirement salary continuation agreement of each named executive officer. See “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables” below for more information on the salary continuation agreements.

(3)	The amounts in this column reflect the following for each of the executives for 2011:

(a) Mr. Kum’s other compensation represents $14,400 auto allowance, $8,448 automobile expense reimbursement, $7,350 Company match in 401(k) plan, $3,612 group term life insurance, $4,388 increase in value of split-dollar life insurance and $1,124 for club dues.

(b) Mr. Santarosa’s other compensation represents $10,050 auto allowance, $4,857 automobile expense reimbursement, $7,350 Company match in 401(k) plan, $3,602 group term life insurance premiums, $3,069 increase in value of split-dollar life insurance and $1,748 for overnight lodging.

(c) Mr. Schack’s other compensation represents $9,000 auto allowance, $4,416 automobile expense reimbursement, $3,471 Company match in 401(k) plan and $1,094 group term life insurance premiums.

(d) Mr. Brown’s other compensation represents $9,000 auto allowance, $2,419 automobile expense reimbursement, $5,920 Company match in 401(k) plan and $921 group term life insurance premiums.

(e) Mr. Dalmau’s other compensation represents $4,869 auto allowance, $1,114 automobile expense reimbursement and $805 group term life insurance premiums.

(f) Mr. Sahakian’s other compensation represents $7,200 auto allowance, $3,107 automobile expense reimbursement, $6,216 Company match in 401(k) plan, $1,017 group term life insurance premiums, $63 increase in value of split-dollar life insurance and $3,388 for club dues.

(4)	Mr. Brown joined the Company on March 29, 2010.

(5)	Mr. Dalmau joined the Company on July 18, 2011.

(6)	Mr. Kum received this incentive payment in March 2012 as $600,000 cash and $150,000 of restricted stock which vests in three equal annual installments.

The following table illustrates the grants of plan-based awards during 2011.
GRANTS OF PLAN-BASED AWARDS TABLE
									All Other
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other	Option
								Stock Awards:	Awards: Number of	Closing	Grant Date
								Number of	Securities	Price on	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock	Underlying Options	Date of Grant	of Stock and Option
Name	Date		$(1)	$(2	#	#(3)	#	#(4)	#	($/Sh)	Awards (5)

C. G. Kum	7/20/11	$-	$-	$-	-	150,000	-	150,000	-	-	$1,125,000
	3/21/12	$-	$-	$-	-	28,356	-	-	-	-	$150,000
	-	$-	$140,318	$750,000	-	-	-	-	-	-	$-
Romolo Santarosa	7/20/11	$-	$-	$-	-	90,000	-	90,000	-	-	$675,000
	-	$-	$184,600	$213,000	-	-	-	-	-	-	$-
William Schack	7/20/11	$-	$-	$-	-	60,000	-	60,000	-	-	$450,000
	-	$-	$146,510	$169,000	-	-	-	-	-	-	$-
Bradley Brown	7/20/11	$-	$-	$-	-	50,000	-	10,000	-	-	$225,000
	-	$-	$122,505	$141,353	-	-	-	-	-	-	$-
Gilbert Dalmau	7/20/11	$-	$-	$-	-	-	-	20,000	-	-	$75,000
	-	$-	$162,500	$187,500	-	-	-	-	-	-	$-
Edmond Sahakian	7/20/11	$-	$-	$-	-	50,000	-	50,000	-	-	$375,000
	-	$-	$51,250	$58,938	-	-	-	-	-	-	$-

__________________________

(1)
Represents the amount which could be earned under the Company’s annual cash-based incentive plan for senior officers if 100 percent of the Board-approved Profit Plan is achieved. For Mr. Kum, represents the amount which could be earned under his employment agreement if 100 percent of the Board-approved Profit Plan is achieved.

(2)
Represents the maximum amount which could be earned under the Company’s annual cash-based incentive plan for senior officers. For Mr. Kum, represents the maximum amount which could be earned under the incentive award-related provisions of his employment agreement.

(3)
Granted pursuant to the Company’s 2007 Omnibus Equity Incentive Plan, as amended on May 26, 2011. Grant made of performance-based restricted stock which vests in equal installments on March 20, 2012, 2013 and 2014 provided certain performance criteria are achieved in the preceding fiscal year.

(4)
Granted pursuant to the Company’s 2007 Omnibus Equity Incentive Plan, as amended on May 26, 2011. Grant made of time-based restricted stock which vests in equal installments on March 20, 2012, 2013 and 2014.

(5)
The amounts shown in this column represent the fair value of stock awards issued during the year shown. The assumptions made in calculating these values are disclosed in Note 18 of our Consolidated Financial Statements included in our 2011 Form 10-K.

Discussion of Summary Compensation and Grant of Plan-Based Awards Tables

         Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and agreements is set forth below.

Employment Arrangements with C. G. Kum

The following is a description of all written employment arrangements between the Company and C. G. Kum.  All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with C. G. Kum.  In March 2003, First California Bank entered into a salary continuation agreement with Mr. Kum, which was subsequently amended in December 2008.  Upon retirement at or after age 65 for reasons other than death, the agreement provides for a maximum annual benefit of $160,471 paid in equal monthly installments, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by the Bank prior to normal retirement.  If Mr. Kum leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement.  In the event Mr. Kum leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement.  The amount to be paid under the agreement to Mr. Kum in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment.  Upon Mr. Kum’s termination of employment due to disability, Mr. Kum will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 17 years.  Upon a change in control, followed within 12 months by Mr. Kum’s termination of employment for reasons other than death, disability or retirement, Mr. Kum will receive a lump sum amount of $1,716,184 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the establishment of the agreement.  The salary continuation agreement is not an employment contract.  While receiving benefits under the agreement, Mr. Kum may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with C. G. Kum.  First California Bank also entered into split-dollar life insurance agreements with Mr. Kum in March 2003, which was subsequently amended in December 2008 and again in December 2009.  In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Kum.  Pursuant to the terms of that agreement, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums.  Upon Mr. Kum’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Kum is entitled to receive a minimum of $1.5 million and a maximum of $2.0 million of the total proceeds, with the Company entitled to the balance.  The Bank paid an aggregate premium in 2002 amounting to $1.4 million for these policies. At December 31, 2011, the cash surrender value of the policies was $2.0 million and the total death benefit was $4.2 million.

Employment Agreement with C. G. Kum.  Concurrently with execution of the Merger Agreement on June 15, 2006, First California and Mr. Kum entered into an employment agreement that provides that Mr. Kum would serve First California as Chief Executive Officer commencing with the closing of the Mergers.  Pursuant to the employment agreement, Mr. Kum receives an annual base salary of $375,000 (subject to review and increase commencing in 2008) and a bonus based on First California’s net earnings, with the total bonus not to exceed 150% of the base salary.  Additionally, Mr. Kum was granted an option to purchase 100,000 shares of First California Common Stock on Mr. Kum’s start date with an exercise price equal to the fair market value on the date of grant.  Either First California or Mr. Kum may terminate his employment at any time with or without “cause” (as defined in the employment agreement).  If First California terminates his employment without cause, Mr. Kum will be entitled to 18 months of health insurance coverage and severance, as follows: the severance will be 50% of his then current salary if at least 70% of the Board members vote for such termination; if less than 70% of the Board members vote for such termination, the severance will be 150% of his then current salary plus 150% of the average of his bonuses for the two preceding years. If within 18 months following a change in control, Mr. Kum’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Kum will receive the greater of two times his then current salary or 2.99 times his average salary and bonus over the prior five years, provided that in no event can the payment exceed the golden parachute limitation under Section 280G of the Internal Revenue Code.

Employment Arrangements for Romolo Santarosa

The following is a description of all written employment arrangements between the Company and Romolo Santarosa.  All such written agreements entered into prior to June 2006 were assumed by First California in connection with the Mergers.

Salary Continuation Agreement with Romolo Santarosa.  In May 2006, First California Bank entered into a salary continuation agreement with Mr. Santarosa, which was subsequently amended in December 2008.  Upon retirement at or after age 65 for reasons other than death, the agreement provides for an annual benefit of $85,000, which will be paid over the lesser of 15 years or such shorter period of time based upon the number of years that Mr. Santarosa is employed by the Bank prior to normal retirement.  If Mr. Santarosa leaves the Company’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement.  In the event Mr. Santarosa leaves the Company’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement.  The amount to be paid under the agreement to Mr. Santarosa in the event of early involuntary termination is determined based on the year in which termination occurs, and is to be paid in one lump sum by the Company within 30 days following the termination of employment.  Upon Mr. Santarosa’s termination of employment due to disability, Mr. Santarosa will receive a specified amount determined based on the year in which the disability occurs, which is to be paid as an annual benefit for a period of 15 years.  Upon a change in control, followed within 12 months by Mr. Santarosa’s termination of employment for reasons other than death, disability or retirement, Mr. Santarosa will receive a lump sum amount of $843,596 within 30 days following the termination of employment.

The salary continuation agreement is an unfunded arrangement, which means that Mr. Santarosa has no rights under the agreement beyond those of a general creditor of the Company, and there are no specified assets set aside by the Company in connection with the establishment of the agreement.  The salary continuation agreement is not an employment contract.  While receiving benefits under the agreement, Mr. Santarosa may not serve as an employee, officer or director of, or serve as a consultant or advisor to, any financial institution that has its headquarters or any branch office within the County of Ventura or the County of Santa Barbara, California.

Split Dollar Agreement with Romolo Santarosa.  First California Bank also entered into split-dollar life insurance agreements with Mr. Santarosa in July 2003 and May 2006, which was subsequently amended in December 2008.  In connection with these agreements, First California Bank acquired life insurance policies with respect to Mr. Santarosa.  Pursuant to the terms of those agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums.  Pursuant to the terms of one of the split-dollar life insurance agreements, upon Mr. Santarosa’s death while employed by the Company, or after termination of employment by reason of retirement at age 65 or subsequent to a change-in-control, a beneficiary designated by Mr. Santarosa is entitled to receive $850,000 of the total proceeds, with the Company entitled to the balance.  Under the other split-dollar life insurance agreement, a beneficiary designated by Mr. Santarosa will receive $400,000 upon Mr. Santarosa’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Santarosa’s employment with the Company by any reason other than disability.  The Bank paid aggregate premiums in 2002 and 2006 amounting to $673,000 for these policies. At December 31, 2011, the cash surrender value of the policies was $878,000 and the total death benefit was $2.2 million.

Change of Control Agreement with Romolo Santarosa.  The Company also entered into a change of control agreement with Mr. Santarosa in December 2009. The principal terms of the change in control agreement include the payment of two times Mr. Santarosa’s average annual compensation, including base salary and bonus, over the prior three years in the event he is terminated without cause or he terminates his employment for good reason within the twelve-month period following a change in control of the Company. The amount of the change in control payments is subject to reduction to the extent such amount is subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986.

Employment Arrangements for William Schack

The following is a description of all written employment arrangements between the Company and William Schack.

Change of Control Agreement with William Schack.  The Company entered into a change of control agreement with Mr. Schack in December 2009. The principal terms of the change in control agreement include the payment of 1.5 times Mr. Schack’s average annual compensation, including base salary and bonus, over the prior three years in the event he is terminated without cause or he terminates his employment for good reason within the twelve-month period following a change in control of the Company. The amount of the change in control payments is subject to reduction to the extent such amount is subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986.

Employment Arrangements for Edmond Sahakian

The following is a description of all written employment arrangements between the Company and Edmond Sahakian.

Change of Control Agreement with Edmond Sahakian.  The Company entered into a change of control agreement with Mr. Sahakian in December 2009. The principal terms of the change in control agreement include the payment of 1.5 times Mr. Sahakian’s average annual compensation, including base salary and bonus, over the prior three years in the event he is terminated without cause or he terminates his employment for good reason within the twelve-month period following a change in control of the Company. The amount of the change in control payments is subject to reduction to the extent such amount is subject to excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986.

Split Dollar Agreement with Edmond Sahakian.  First California Bank also entered into split-dollar life insurance agreements with Mr. Sahakian in April 2006. In connection with that agreement, First California Bank acquired life insurance policies with respect to Mr. Sahakian.  Pursuant to the terms of that agreement, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums.  Under the split-dollar life insurance agreement, a beneficiary designated by Mr. Sahakian will receive $100,000 upon Mr. Sahakian’s death while employed by the Company, with a reduced death benefit upon termination of Mr. Sahakian’s employment with the Company by any reason other than disability.  The Bank paid an aggregate premium in 2006 amounting to $174,000 for these policies. At December 31, 2011, the cash surrender value of the policies was $220,000 and the total death benefit was $593,000.

First California 2007 Omnibus Equity Incentive Plan, as Amended on May 26, 2011

In June 2007, the Board of Directors and the Company’s stockholders approved the First California 2007 Omnibus Equity Incentive Plan, or First California Plan.  The First California Plan was amended on May 26, 2011, by a vote of the Company’s stockholders. The First California Plan authorizes the issuance of awards for up to 3,000,000 shares of the Company’s Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.  The First California Plan is administered and interpreted by the Compensation Committee. The Compensation Committee selects the officers and other employees to receive awards, determines the types of awards and number of shares to be awarded to them and sets the terms, conditions and provisions of the awards consistent with the terms of the First California Plan. The Compensation Committee may establish rules for the administration of the First California Plan. All actions, interpretations and determinations made by the Compensation Committee shall be final and conclusive and binding.

At December 31, 2011, outstanding awards under the First California Plan consisted of both stock options and restricted stock.  Restricted stock granted to non-employee directors vests over three years in three equal annual installments.  Restricted stock granted to employees generally vests over five years in five equal annual installments.  Stock options granted to Key Persons (as defined in the First California Plan) may be either incentive stock options, or ISOs, under the provisions of Section 422 of the Internal Revenue Code, or the Code, or options that are not subject to the provisions of Section 422 of the Code, or Nonqualified Options. Options entitle the recipient to purchase shares of Common Stock at the exercise price specified in the award agreement. The Compensation Committee at its discretion determines the number of option shares, the term of the option, the exercise price, vesting schedule and any other terms and conditions. The exercise price per share of Common Stock covered by an option will not be less than the fair market value of a share of Common Stock on the date of grant. The Compensation Committee will determine the periods during which the options will be exercisable. However, no ISO will be exercisable more than 10 years after the date of grant. The Compensation Committee may impose restrictions, as it deems advisable on the shares acquired pursuant to the exercise of an option, including but not limited to requiring the recipient to hold the shares acquired pursuant to the exercise for a specified period of time.

The Board or the Compensation Committee may amend or terminate the First California Plan, provided that no amendment that requires stockholder approval under Delaware law, the listing requirements of The Nasdaq Stock Market, Inc., or in order for the First California Plan to continue to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code shall be effective unless it is approved by the requisite vote of stockholders. No amendment shall adversely affect any of the rights of any holder of any award without the holder’s consent.  Absent such early termination by the Board or the Compensation Committee, the First California Plan will terminate in 2017.

At December 31, 2011, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to the First California Plan was 282,110 shares, and the number of shares of Common Stock remaining available for future issuance under the First California Plan was 1,501,910 shares. At December 31, 2011, the number of shares of Common Stock issued as restricted stock awards granted under these plans and not yet vested was 1,113,686.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year End

Prior to the Mergers, National Mercantile had three outstanding equity incentive plans: the National Mercantile Bancorp 2005 Stock Incentive Plan, the Amended 1996 Stock Incentive Plan and the 1994 Stock Option Plan. Prior to the Mergers, FCB Bancorp had the FCB Bancorp 2005 Stock Option Plan.  Equity awards held immediately prior to the completion of the Mergers by Mr. Kum and Mr. Santarosa were issued under the FCB Bancorp 2005 Stock Option Plan. The plans are described below. All outstanding equity incentive plans were assumed by First California in connection with the Mergers.  At the effective time of the Mergers, each outstanding option to purchase shares of National Mercantile, vested or unvested, was converted into an option to acquire an equal number of shares of First California Common Stock at an exercise price per share equal to the exercise price per share of such National Mercantile option, and each outstanding option to purchase shares of FCB Bancorp, vested or unvested, was converted into an option to acquire a number of shares of First California Common Stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp option plan immediately prior to the effective time of the Mergers and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio.

At December 31, 2011, the outstanding awards under these plans consisted of both stock options and restricted stock.  At December 31, 2011, the number of shares of Common Stock to be issued upon exercise of outstanding options granted pursuant to these plans was 590,008 shares, and the number of shares of Common Stock remaining available for future issuance under these plans was 1,501,910 shares.

The following table sets forth the outstanding equity awards consisting of stock options to purchase shares of First California and unvested restricted shares held by each of the named executive officers as of December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of	Market value of
	Securities	Securities				shares or units	shares or units
	Underlying	Underlying				of stock	of stock
	Unexercised	Unexercised		Option		that have	that have
	Options (#)	Options (#)		Exercise	Expiration	not vested	not vested
Name	Exercisable	Unexercisable		Price ($)	Date	(#)	($)(8)

C. G. Kum	16,114	0		$11.31	4/23/2012	308,283	$1,005,003
	17,904	0	(2)	$11.73	3/1/2014
	66,667	33,333	(1)	$9.00	3/12/2015
	13,500	9,000	(6)	$6.75	6/18/2016
	14,796	22,194	(3)	$4.93	2/25/2017

Romolo Santarosa	8,057	0		$11.31	4/23/2012	183,291	$597,529
	8,952	0	(2)	$11.73	3/1/2014
	16,000	4,000	(5)	$9.00	6/6/2015
	6,000	4,000	(6)	$6.75	6/18/2016
	5,878	8,817	(3)	$4.93	2/25/2017

William Schack	3,000	2,000	(6)	$6.75	6/18/2016	121,899	$397,391
	3,392	5,088	(3)	$4.93	2/25/2017
	2,000	3,000	(4)	$7.35	6/12/2017

Bradley Brown	0	0				60,000	$195,600
Gilbert Dalmau	0	0				20,000	$65,200
Edmond Sahakian	2,328	0	(2)	$11.73	3/1/2014	102,520	$334,215
	6,000	4,000	(6)	$6.75	6/18/2016
	4,500	6,750	(3)	$4.93	2/25/2017

(1)
Stock option vests in three equal annual installments beginning on March 12, 2010.  This stock option was repriced on June 18, 2008 from an exercise price of $13.10 per share to $9.00 per share; all other terms of the stock option remained the same.  The closing price of the Common Stock on June 18, 2008 was $7.90 per share.

(2)	Stock option fully vested on March 1, 2011.
(3)     Stock option vests in five equal annual installments beginning on February 25, 2010.
(4)     Stock option vests in five equal annual installments beginning on June 12, 2010.
(5)     Stock option vests in five equal annual installments beginning on June 6, 2008.  This stock option was repriced on June
         18, 2008 from an exercise price of $12.27 per share to $9.00 per share; all other terms of the stock option remained the same.  The closing price of the Common Stock on June 18, 2008 was $7.90 per share.
(6)    Stock option vests in five equal annual installments beginning on June 18, 2009.
(7)    Stock option vests in five equal annual installments beginning on January 28, 2010.
(8)    Market value is determined using the December 31, 2011 closing price of FCAL common stock of $3.26.

      The following table lists options exercised and stock vested during the year ended December 31, 2011.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	#	$	#	$(1)

C. G. Kum	-	$-	2,761	$10,078
Romolo Santarosa	-	$-	1,097	$4,004
William Schack	-	$-	633	$2,310
Bradley Brown	-	$-	-	$-
Gilbert Dalmau	-	$-	-	$-
Edmond Sahakian	-	$-	840	$3,066

(1) Value is determined using the closing market price of the Company's common stock on the vesting date.

The following table provides information with respect to other benefits at, following, or in connection with retirement as of December 31, 2011.

Pension Benefits Table

			Present Value
		Number of Years	of Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	#	$(1)	$

C. G. Kum	Salary Continuation Agreement	8	$517,574	$-
Romolo Santarosa	Salary Continuation Agreement	5	$157,697	$-
William Schack	-	-	$-	$-
Bradley Brown	-	-	$-	$-
Gilbert Dalmau	-	-	$-	$-
Edmond Sahakian	-	-	$-	$-

(1) Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan.

Potential Payments on Termination and Change in Control

         The following table sets forth the potential payments that may be made to the named executive officers upon a termination in connection with a change in control or otherwise. Except as described above in “Discussion of Summary Compensation and Grant of Plan-Based Awards Tables,” there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment. The payments calculated below are based on the executive’s salary as of December 31, 2011 and indicate payments that would have been received by the named executive officers if the relevant termination had taken place on December 31, 2011.

Potential Payments Upon Termination of Employment
As of December 31, 2011
					Acceleration
					of Unvested
	Cash Severance		Insurance		Options and	Total
	Arrangements/		Death	Vested	Stock	Termination
	Compensation		Benefits	Options	Awards	Benefits
	$		$	$	$(6)	$

C. G. Kum
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	$517,574	(1)	-	-	-	$517,574
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	$3,631,887	(3)	-	-	$1,005,003	$4,636,890
Death	-		$2,000,000	-	-	$2,000,000
Disability	$1,315,305	(2)	-	-	-	$1,315,305
Romolo Santarosa
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	$157,697	(1)	-	-	-	$157,697
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	$1,502,746	(4)	-	-	$597,529	$2,100,275
Death	-		$1,250,000	-	-	$1,250,000
Disability	$843,596	(2)	-	-	-	$843,596
William Schack
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	-		-	-	-	-
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	$385,046	(5)	-	-	$397,391	$782,437
Death	-		-	-	-	-
Disability	-		-	-	-	-
Bradley Brown
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	-		-	-	-	-
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	-		-	-	$195,600	$195,600
Death	-		-	-	-	-
Disability	-		-	-	-	-
Gilbert Dalmau
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	-		-	-	-	-
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	-		-	-	$65,200	$65,200
Death	-		-	-	-	-
Disability	-		-	-	-	-
Edmond Sahakian
Voluntary termination or early retirement	-		-	-	-	-
Involuntary termination (other than For Cause)	-		-	-	-	-
Involuntary termination (For Cause)	-		-	-	-	-
Termination in connection with change in control	$303,434	(5)	-	-	$334,215	$637,649
Death	-		$100,000	-	-	$100,000
Disability	-		-	-	-	-

(1)
Represents the net present value of the named executive officer’s accumulated benefit under his salary continuation plan. Benefits for this type of termination are paid in one lump sum within 30 days following the termination of employment.

(2)
Represents the net present value of the named executive officer’s accumulated benefit under the salary continuation plan. Benefits for this type of termination are paid as an annual benefit for a period of 17 years for Mr. Kum and 15 years for Mr. Santarosa.

(3)
Represents $1,915,703 payable under Mr. Kum’s employment agreement provision related to change in control and $1,716,184 representing the net present value of Mr. Kum’s accumulated benefit under the change in control provision in his salary continuation plan.

(4)
Represents $659,150 payable under Mr. Santarosa’s change in control agreement and $843,596 representing the net present value of Mr. Santarosa’s accumulated benefit under the change in control provision in his salary continuation plan.

(5)	Represents the benefit payable under the named executive officer’s change in control agreement.
(6)
Represents the number of shares of unvested restricted stock for which the vesting would accelerate upon a change in control multiplied by the closing price of the Company’s common stock at December 31, 2011 of $3.26.

Compensation of Directors

First California’s non-employee directors are paid for attendance at Board meetings at the rate of $25,500 per year.  In addition, the Chairman of the Board receives an additional $16,000 per year.  The Company’s non-employee directors are paid for attendance at Audit Committee, Loan Committee, Balance Sheet Committee and Compensation Committee meetings at the rate of $7,000 per year for each respective committee.  The Chairman of the Audit Committee receives an additional $7,000 per year and the Chairs of the other Board committees receive an additional $5,000 per year.  The designated financial expert on the Audit Committee receives an additional $2,000 per year. In addition, non-employee directors may be eligible to receive approximately $15,000 of restricted stock per year that vests over three years in three equal annual installments. Each non-employee director received a restricted stock grant with a value of $15,000 in January 2012.

In July 2006, First California Bank entered into split-dollar life insurance agreements with Richard Aldridge and John Birchfield in connection with which First California Bank purchased life insurance policies for such directors.  Pursuant to the terms of those agreements, First California Bank owns the life insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums.  Under the plan, a beneficiary designated by the director is entitled to receive $250,000 of the total proceeds upon the director’s death, with First California Bank entitled to the balance.  In 2011, no additional discretionary compensation was awarded to any non-employee director.

The following table sets forth information concerning the compensation paid by First California during 2011 to each of its non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

Richard Aldridge	$39,500	$9,241	$0	$1,104	$49,845
Donald E. Benson	$51,500	$9,241	$0	$0	$60,741
John W. Birchfield	$53,500	$9,241	$0	$482	$63,223
Joseph N. Cohen	$51,500	$9,241	$0	$00	$60,741
Robert E. Gipson	$48,500	$9,241	$0	$00	$57,741
Antoinette T. Hubenette, M.D.	$51,500	$9,241	$0	$00	$60,741
Thomas Tignino	$48,500	$9,241	$0	$00	$57,741

(1)	C. G. Kum did not receive any additional compensation for his service as a director during 2011.
(2)
The non-employee directors received restricted share awards in 2011. The amounts included above represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2011. The number of unvested restricted shares outstanding as of December 31, 2011 held by each director is 4,984.  Restricted stock granted to non-employee directors vests in three equal annual installments.

(3)
There were no stock options awarded to non-employee directors in 2011. The number of options outstanding as of December 31, 2011 held by each director is: 8,057 (Aldridge), 0 (Benson), 8,057 (Birchfield), 0 (Cohen), 0 (Gipson), 0 (Hubenette) and 0 (Tignino).

(4)
The amounts in this column reflect the economic value attributed to directors Aldridge and Birchfield of the life insurance benefit to such directors in 2011 with respect to life insurance policies owned by the Company.

Certain Relationships and Related Transactions

The Company’s Board of Directors has adopted a written policy, or Policy, governing the approval of related-party transactions. Related-party transactions include any transaction, or any amendment or modification to a transaction, involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC. Such transactions do not include, however, indemnification payments or compensation paid to directors and executive officers for their services as directors and executive officers. The Policy prohibits all related-party transactions, unless they are approved or ratified by the audit committee in accordance with the Policy. Under the Policy, the Company’s management, in consultation with outside counsel, analyzes all potential related-party transactions brought to the attention of the Company to determine whether they constitute related-party transactions. If it is determined a transaction constitutes a related-party transaction, the audit committee will then review the transaction to determine whether or not to approve or ratify it. In making its determination, the audit committee considers several factors including, but not limited to, whether the terms of the related-party transaction are fair to the Company; whether the Company has compelling business reasons to enter into the transaction; whether the transaction will impair the independence of an outside director; and whether the transaction presents an improper conflict of interest for any directors or executive officers of the Company. Members of the audit committee having an interest in a transaction under review must abstain from voting on the approval of the related-party transaction.

 There are no existing or proposed material transactions between the Company and any of our directors, executive officers or beneficial owners of 5% or more of our Common Stock, or the immediate family or associates of any of the foregoing persons exceeding $120,000 since the beginning of 2010, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, us in the ordinary course of our business, and we expect to have banking transactions with such persons in the future.  In our opinion, all loans and commitments to lend since January 1, 2011 were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features.  As of December 31, 2011, deposits of related parties held by the Company amounted to approximately $432,000.  As of December 31, 2011, there was no extension of credit to our directors, officers or principal shareholders, or their associates.

INDEPENDENT PUBLIC ACCOUNTANTS

First California engaged the independent registered public accounting firm of Moss Adams LLP as our principal accountant to audit our financial statements for the years ended December 31, 2010 and 2011.

Audit Fees

The following table sets forth the fees for professional services billed to the Company by Moss Adams LLP and for the periods indicated:

	2010	2011

Audit Fees (1)	$444,000	$462,000
Audit-Related Fees (2)	70,000	47,000
Tax Fees (3)	42,238	60,800
All Other Fees (4)	28,000	-

(1)
For professional services rendered for the audits of our consolidated financial statements and reviews of interim  financial statements included in the Company’s Forms 10-Q. These fees include the audit of internal controls over financial reporting.

(2)	For certain review of registration statements filed with the SEC, and the issuance of consents and comfort letters.
(3)	For corporate tax compliance, planning and advisory services.
(4)	For cost segregation analysis of fixed asset purchases.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

It is the written policy of the Audit Committee of First California to pre-approve all services rendered by the independent auditors. All of the services rendered by Moss Adams LLP in 2011 were pre-approved by the Audit Committee.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board of Directors or any individual director should write to: Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. The letter should indicate that you are a stockholder of First California Financial Group, Inc., and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Corporate Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about First California Financial Group, Inc. or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder who desires to submit a proposal for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders must do so in writing and it must be received at the Company’s principal executive offices on or before December 6, 2012.  Any stockholder proposal submitted for inclusion in the Company’s proxy materials must comply with the requirements of Rule 14a-8 under the Exchange Act. Please address your proposals to: Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the Company’s principal executive offices not later than February 6, 2013. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Company’s Bylaws, not earlier than January 7, 2013, and not later than February 7, 2013. Article I, Section 1.11 of the Company’s Bylaws governs submission of matters for presentation at stockholder meetings.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of First California’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, including the financial statements and financial statement schedules thereto, to any stockholder who so requests by writing to Corporate Secretary, First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2012

This proxy statement, the proxy card, the Notice of Annual Meeting of Stockholders, our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and directions to the location of the Annual Meeting are available to you on our website at www.fcalgroup.com.

By order of the Board of Directors

Joseph N. Cohen Corporate Secretary

Dated: April 4, 2012

REVOCABLE PROXY

FIRST CALIFORNIA FINANCIAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 7, 2012
9:00 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Birchfield, and Thomas Tignino, and each of them, the proxy or proxies of the undersigned with full powers of substitution to each to attend the Annual Meeting of Stockholders of First California Financial Group, Inc. (the "Annual Meeting") to be held on May 7, 2012 at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, beginning at 9:00 a.m. local time, and any adjournments thereof, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FIRST CALIFORNIA FINANCIAL GROUP, INC. — ANNUAL MEETING, MAY 7, 2012

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.fcalgroup.com

You can vote in one of three ways:

1. Call **toll free 1-855-288-8990** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/fcal** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

6588

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
FIRST CALIFORNIA FINANCIAL GROUP, INC.

Annual Meeting of Stockholders
MAY 7, 2012

The Board of Directors recommends that you vote "FOR" the following:

	For	With-hold	For All Except
1. Election of Directors	☐	☐	☐

Nominees
(01) Richard D. Aldridge (02) Donald E. Benson (03) John W. Birchfield
(04) Joseph N. Cohen (05) Robert E. Gipson (06) Antoinette T. Hubenette
(07) C. G. Kum (08) Thomas Tignino

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

The Board of Directors recommends you vote "FOR" the following proposal(s):

4. Upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof.

PLEASE MARK YOUR CHOICE LIKE THIS /X/ IN BLACK OR BLUE INK.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Mark here if you plan to attend the meeting ☐

Mark here for address change and note change ☐

____

____

Please be sure to date and sign this proxy card in the box below. Date

Sign above — Co-holder (if any) sign above

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 7, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 7, 2012:

1-855-288-8990

Vote by Internet

anytime prior to
3 a.m., May 7, 2012 go to

http://www.rtcoproxy.com/fcal

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!